Exhibit 99.1
Contact:
Gar Jackson
Sr. Director Investor Relations
(714) 414-4049
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR TO CLOSE REMAINING 154 DEMO STORES
Company to Relocate All Distribution Operations
to its Facility in Olathe, Kansas
ANAHEIM, CA, January 4, 2008 — Pacific Sunwear of California, Inc. (Nasdaq: PSUN; the “Company”) reported today that it will close its remaining 154 demo stores as soon as is practical. The determination to take this action followed a review of strategic alternatives for its demo division, as previously announced in October 2007. In February 2007, the Company announced the planned closure of 74 underperforming demo stores, all of which were closed as of the end of May 2007.
Pacific Sunwear’s Chairman and Chief Executive Officer Sally Frame Kasaks commented: “As we previously announced, we strongly believe that the best course for enhancing shareholder value is to focus our attention and resources on the PacSun business. We engaged an outside financial advisor to help us carefully evaluate strategic alternatives for demo and have determined on the basis of this review that it is in the best interests of our investors to close our remaining demo stores and concentrate our efforts on our core business.”
As a result of this decision, the Company expects to incur aggregate pre-tax charges in the range of approximately $35 million to $50 million for anticipated lease terminations, employee severance charges, inventory reserves, and agency fees. Approximately $3 million to $4 million of such charges are expected to be incurred during the fourth quarter of fiscal 2007 ending February 2, 2008. These charges were not reflected in the Company’s previously given GAAP earnings guidance for the fourth quarter of fiscal 2007. The remainder of such charges is expected to be incurred during the first quarter of fiscal 2008 ending May 3, 2008, by which time the Company currently expects that all 154 demo stores will be closed. Upon the completion of the inventory liquidation and lease termination negotiations, together with anticipated income tax benefits expected to be realized, the Company expects the net cash outflow of the demo store closings to be in the range of near neutral to approximately $10 million. The Company intends to engage the Gordon Brothers Group, LLP and its subsidiary, DJM Realty, LLP, to assist in the demo store closing effort.
Separately, the Company also announced today that, following a review of its supply chain operations, it will relocate all of its distribution activities to its distribution center in Olathe, Kansas, and close its distribution center in Anaheim, California.
Ms. Kasaks added, “In analyzing our operations, it became clear that we can better leverage our existing capacity at our Olathe distribution center to improve the efficiency of our supply chain, better service our stores and reduce certain costs. We regret the impact on our associates of both
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

of these decisions, but recognize these actions are necessary in order to improve our financial performance and best position the Company for future growth.”
The relocation of the Anaheim distribution operations is expected to result in pre-tax charges of approximately $3 million, of which approximately $1 million is expected to be incurred during the fourth quarter of fiscal 2007 and approximately $2 million is expected to be incurred during the first quarter of fiscal 2008. These charges were not reflected in the Company’s previously given GAAP earnings guidance for the fourth quarter of fiscal 2007. The Company plans to gradually phase down its operations in the Anaheim distribution center and expects the facility to close by the end of April 2008. The Company is currently evaluating sale or lease alternatives for the Anaheim distribution center, which are expected to generate cash flow in excess of the current net book value of those assets.
About Pacific Sunwear of California, Inc.
Pacific Sunwear, operating under three distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of January 2, 2008, the Company operated 841 PacSun stores, 120 PacSun Outlet stores, 154 demo stores and 6 One Thousand Steps stores for a total of 1,121 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com, merchandise carried at demo stores can be found at www.demostores.com and information about One Thousand Steps can be found at www.onethousandsteps.com.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements,” including statements with respect to the Company’s plans to close its remaining 154 demo stores and consolidate its distribution operations in Olathe, Kansas, the amount and timing of anticipated lease termination, employee severance, inventory reserve, agency fee, and relocation charges associated with these decisions, and the anticipated cash flows to be generated from any sale or lease of the Anaheim distribution center. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are subject to risks, uncertainties, and other factors, including, among others, risks, uncertainties and factors set forth in our reports and documents filed with the United States Securities and Exchange Commission, including but not limited to the Annual Report on Form 10-K for the year ended February 3, 2007 and subsequent periodic reports filed with the SEC. We caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes. In particular, the timing and amount of actual charges and expenses relating to the Company’s demo stores may differ from our initial estimates depending on the terms of landlord lease terminations, amounts received for demo inventory or from alternatives for the Anaheim distribution center, and actual severance, agency and relocation costs, each of which could be impacted by unanticipated delays or costs as plans and activities are finalized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000